Filed Pursuant to Rule 424(b)(3)
Registration No. 333-268607

PROSPECTUS SUPPLEMENT NO. 6

(to Prospectus dated December 9, 2022)

Scilex Holding Company

Up to 28,078,672 Shares of Common Stock

This prospectus supplement supplements the prospectus dated December 9, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-268607). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 6, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the resale from time to time of up to 28,078,672 shares of our common stock, par value $0.0001 per share (the “Common Stock”), by YA II PN, Ltd., a Cayman Islands exempt limited partnership (the “Selling Securityholder”). The shares included in the Prospectus and this prospectus supplement consist of shares of Common Stock that we have issued or that we may, in our discretion, elect to issue and sell to the Selling Securityholder, from time to time, pursuant to a standby equity purchase agreement we entered into with the Selling Securityholder on November 17, 2022 (the “Yorkville Purchase Agreement”), in which the Selling Securityholder has committed to purchase from us, at our direction, up to $500,000,000 of our Common Stock, subject to terms and conditions specified in the Yorkville Purchase Agreement.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “SCLX”. On February 3, 2023, the last reported sales price per share of our Common Stock was $7.72.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 11 of the Prospectus as well as risks and uncertainties described under similar headings in any amendments or supplements to the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 6, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 4, 2023

SCILEX HOLDING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-39852	92-1062542
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

960 San Antonio Road, Palo Alto, California, 94303

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (650) 516-4310

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	SCLX	The Nasdaq Stock Market LLC
Warrants to purchase one share of common stock, each at an exercise price of $11.50 per share	SCLXW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.08.	Shareholder Director Nominations.

On February 4, 2023, the Board of Directors of Scilex Holding Company (the “Company”) set April 6, 2023 (the “Meeting Date”) as the date of the Company’s 2023 Annual Meeting of Stockholders (the “Annual Meeting”) and March 6, 2023 as the record date for the stockholders of the Company entitled to receive notice of, and to vote at, the Annual Meeting (the “Record Date”).

Because the Meeting Date has changed by more than 30 days from the one-year anniversary date of June 30, 2022, the deemed date of the Company’s 2022 Annual Meeting of Stockholders, as set forth in the Company’s Bylaws (the “Bylaws”), the Company is providing the due date for submission of any qualified stockholder proposal or qualified stockholder nominations for the Annual Meeting.

Stockholder proposals not intended to be included in the proxy materials for the Annual Meeting, as well as stockholder nominations for election of directors at the Annual Meeting, must each comply with advance notice provisions set forth in the Bylaws. For stockholder proposals to be considered properly brought before the Annual Meeting, and for director nominations to be considered properly brought before the Annual Meeting, written notice must be received by the Company’s corporate secretary by February 16, 2023, which is the 10th calendar day following the date of the Company’s public announcement of the Meeting Date. If the Company does not receive notice by the foregoing date, then such notice will be considered untimely.

In addition to timing requirements, the advance notice provisions of the Bylaws contain informational content requirements that also must be met. A copy of the Bylaws may be obtained by writing to the Company at the Company’s principal place of business.

Stockholder proposals must comply with the requirements of all applicable laws, including, if applicable, Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of stockholder proposals in the Company’s proxy materials. The February 16, 2023 deadline will also apply in determining whether a stockholder proposal is submitted timely under Rule 14a-8.

All proposals by stockholders, all notices of nominations or other general business and all written requests for a copy of the Bylaws should be sent to:

Scilex Holding Company

960 San Antonio Road

Palo Alto, CA 94303

Attn: Corporate Secretary

Item 8.01.	Other Events.

On February 4, 2023, the Company announced that the Annual Meeting will be held on April 6, 2023 and that the Record Date will be March 6, 2023.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

104	Cover Page Interactive Data File, formatted in Inline Extensible Business Reporting Language (iXRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCILEX HOLDING COMPANY

By:	/s/ Jaisim Shah
Name:	Jaisim Shah
Title:	Chief Executive Officer & President

Date: February 6, 2023

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